Exhibit (a)(1)(L)

(Australia)

ELECTRONIC ARTS INC.

OWNERSHIP AWARD

2000 EQUITY INCENTIVE PLAN

Participant Name:	Employee #:
Address:	Award #:
City, State Country Zip:	Class:
Location:

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the Participant named above an Ownership Award (the “Award”) consisting of Restricted Stock Units issued under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of units set forth below of the Company’s common stock (the “Award Units”). The Award is subject to all of the terms and conditions set forth herein, in the attached Appendix A, in the Appendix B for Participant’s country (if any) and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Number of Award Units:	###
Date of Ownership Award:	dd-mmm-yyyy
Vesting Start Date:	01-Aug-2006

Vesting Schedule: [If 2-year vesting: Fifty percent (50%) of the Award Units shall vest on each of the first and second anniversaries of the Vesting Start Date, respectively,] [If 3-year vesting: Twenty-five percent (25%) of the Award Units shall vest on the first and second anniversary of the Vesting Start Date, respectively, and the remaining fifty percent (50%) of the Award Units shall vest on the third anniversary of the Vesting Start Date,] [If 4-year vesting: Twenty-five percent (25%) of the Award Units shall vest on each of the first, second, third and fourth anniversaries of the Vesting Start Date, respectively,] provided Participant remains continuously employed by the Company or a Subsidiary throughout each vesting date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the Vesting Schedule during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such vesting shall not exceed the maximum leave of absence period protected by local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise provided by local law.

PLEASE READ ALL OF APPENDIX A AND APPENDIX B (IF ANY) WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President and General Counsel

ACCEPTANCE:

By accepting this Award, Participant hereby acknowledges that a copy of the Plan and a copy of the Plan prospectus, as amended, are available upon request from the Company’s Stock Administration department and can also be accessed electronically. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan, the Award, Appendix A and Appendix B (if any). Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award electronically pursuant to the online acceptance procedure established by the Company within thirty (30) days, otherwise the Company may, at its discretion, rescind the Award in its entirety.

APPENDIX A

ELECTRONIC ARTS INC.

EMPLOYEE SHARE OWNERSHIP AWARD

(NON-U.S. EMPLOYEES)

1. Award. Each Award Unit represents the unsecured right to receive one share of Electronic Arts Inc. common stock, $0.01 par value per share (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Employee Share Ownership Award (“Award”), the Appendix B for Participant’s country (if any) and the Electronic Arts’ 2000 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award and/or Appendix B (if any), the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

2. No Shareholder Rights. The Award does not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.

3. Conversion of Award Units; Issuance of Common Stock. No Shares of Common Stock shall be issued to Participant prior to the date on which the Award Units vest. After any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Common Stock in payment of such vested whole Award Units; provided, however, that in the event such Award Units do not vest on a day during which the Company’s Common Stock is quoted on the NASDAQ Global Select Market (or traded on such other principal national securities market or exchange on which the Company’s Common Stock may then be listed) (“Trading Day”), the Company shall cause such Common Stock to be issued on the next Trading Day following the date on which such Award Units vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two (2) months after the date on which such Award Units vest. For purposes of this Award, the date on which vested Award Units are converted into Common Stock shall be referred to as the “Conversion Date.”

4. Fractional Award Units. In the event Participant is vested in a fractional portion of an Award Unit (a “Fractional Portion”), such Fractional Portion shall not be converted into a Share or issued to Participant. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Award Units; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final vesting date for the Award Units and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Unit at the same time as the conversion of the remaining Award Units and issuance of Common Stock described in section 3 above.

5. Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

6. Termination of Employment.

(a) Forfeiture of Unvested Award Units Upon Termination of Employment, Other than Death or Disability. In the event that Participant’s employment or service is Terminated for any reason other than death or Disability and the Award Units are not yet fully vested as of the date of Termination, then the unvested Award Units shall be forfeited immediately upon such Termination, as described in Section 8(k) below.

(b) Termination of Employment Due to Death or Disability. If the Participant’s employment with the Company or Subsidiary is Terminated due to death or Disability after the first anniversary of the Vesting Start Date, a pro-rata portion of the Award Units, to the extent that the Award Units are partially vested on the Termination date (as described below), will be converted into Shares and issued to the Participant, or Participant’s legal representatives or heirs, as the case may be. If the Participant’s employment with the Company or Subsidiary is Terminated due to death or Disability, before the first anniversary of the Vesting Start Date, the entire Award shall be forfeited. In determining the pro-rata portion of the Award Units that are vested on the Termination date, the Committee will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Vesting Start Date under the following formula:

Number of Award Units scheduled to vest on the next anniversary of the Vesting Start Date	multiplied by	[Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Vesting Start Date] divided by 12

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Award Units shall be in whole Award Units only and will be binding on the Participant.

7. Forfeiture of Pro-Rata Portion of Award Units Upon Cessation of Full-Time Employment Status. Except as provided in this section, the Award Units shall be forfeited in part, if Participant ceases to be a full-time employee, but remains an employee of the Company or Subsidiary. If the Participant ceases to be a full-time employee for any reason other than Disability but remains an employee of the Company or Subsidiary, the number of Award Units shall be reduced by the result of the following formula:

Total number of unvested Award Units	multiplied by	[[X minus Y] divided by X]
Where X equals the number of hours in Participant’s regularly-scheduled workweek prior to ceasing to be a full- time employee, and Y equals the number of hours in Participant’s regularly-scheduled workweek after ceasing to be a full-time employee.

Unless otherwise determined by the Committee or required by local law, a Participant shall be deemed to be a “full-time” employee if Participant works not less than 40 hours per week or such other number of minimum hours per workweek then considered by the Company in its sole discretion to be “full-time”. The Award shall continue to vest as set forth in the Award, provided the Participant is continuously employed by the Company or Subsidiary during the relevant vesting period. If Participant later returns to a full-time employee status, the forfeited Award Units shall not be reinstated.

8. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Award Units, or benefits in lieu of Award Units, even if Award Units have been granted repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or Participant’s employer or limit in any way the right of the Company or Participant’s employer to Terminate Participant’s employment or service relationship at any time, with or without cause.

(e) Participant’s participation in the Plan is voluntary;

(f) the Award Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Participant’s employer, and which is outside the scope of Participant’s employment or service contract, if any;

(g) the Award Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or Participant’s employer;

(h) in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment or service contract or relationship with Participant’s employer or any Subsidiary;

(i) the future value of the underlying Shares of Common Stock is unknown and cannot be predicted with certainty;

(j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award Units or diminution in value of the Award Units or Shares of Common Stock received upon vesting of the Award Units resulting from Termination of Participant’s employment by the Company or Participant’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k) except as otherwise provided by the Committee, in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive an Award and vest in the Award Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her Award;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares of Common Stock; and

(m) Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

9. Tax Withholding. Regardless of any action the Company or Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other applicable taxes (“Tax Items”) in connection with the Award, Participant hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Participant is and remains the responsibility of the Participant.

Participant acknowledges and agrees that the Company and/or Participant’s employer: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Award Units, the subsequent sale of Shares of Common Stock acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax Items.

(a) Prior to delivery of Shares of Common Stock upon the vesting of the Award Units (“Award Shares”), Participant must pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding obligations for Tax Items of the Company and/or Participant’s employer. In this regard, Participant authorizes the Company and/or Participant’s employer, at their discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Items legally payable by Participant by one or a combination of the following:

(i) withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount for Tax Items, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation for Tax Items. For example, if the minimum withholding obligation for Tax Items is $225 and the Fair Market Value of the Common Stock is $50 per share, then the Company may withhold up to five (5) Shares from the delivery of Award Shares on the Conversion Date. The Company or the Participant’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities; or

(ii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or Participant’s employer; or

(iii) selling or arranging for the sale of Award Shares.

The Participant shall pay to the Company or Participant’s employer any amount of Tax Items that the Company or Participant’s employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to deliver the Award Shares if Participant fails to comply with his or her obligations in connection with the Tax Items as described in this section.

10. Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal, state and foreign laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Common Stock if to do so would violate such requirements.

11. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, Participant’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and Participant’s employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, Participant’s employer, or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant, Participant’s employer, and/or the Company.

14. Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.

15. Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

17. Language. If Participant has received this Award agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control unless otherwise prescribed by local law.

18. Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

19. Entire Agreement. The Award, including this Appendix A, Appendix B (if any) and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

APPENDIX B

AUSTRALIA

ELECTRONIC ARTS INC. 2000 EQUITY INCENTIVE PLAN

OWNERSHIP AWARD FOR NON-US EMPLOYEES

Award Units Payable Only in Shares

Award Units granted to Participants in Australia shall be paid in Shares only and do not provide any right for Participant to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Award to the contrary.

OFFER DOCUMENT

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

OFFER OF RESTRICTED STOCK UNITS TO AUSTRALIAN RESIDENT OFFEREES

DATED: August     , 2006

Investment in shares involves a degree of risk.

Offerees (as defined herein) who elect to participate in the Plan (as defined herein) should monitor their participation and consider all risk factors relevant to the purchase of Common Stock under the Plan as set out in this Offer Document and the attached documents.

The information or advice contained in this Offer Document and the additional documents is general advice only. It is not advice or information specific to an Offeree’s particular circumstances.

Offerees should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give advice about participating in the Plan.

OFFER OF RESTRICTED STOCK UNITS TO AUSTRALIAN RESIDENT OFFEREES

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

We are pleased to provide you with this offer to participate in the Electronic Arts Inc. 2000 Equity Incentive Plan (the “U.S. Plan”) as supplemented for implementation in Australia by the Australian Addendum. This Offer Document sets out information about the grant of Restricted Stock Units over shares of Common Stock of Electronic Arts Inc. (the “Company”) to Australian resident employees and Outside Directors (the “Offerees”) of the Company and its Australian Subsidiary.

The Company has adopted the U.S. Plan to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights.

Terms defined in the U.S. Plan and Australian Addendum (collectively, the “Plan”) have the same meaning in this Offer Document.

1. OFFER

This is an Offer made by the Company under the Plan to certain eligible employees and Outside Directors of the Company or its Australian Subsidiary of Restricted Stock Units as may be granted from time to time in accordance with the Plan.

2. TERMS OF GRANT

The terms of the grant of Restricted Stock Units incorporate the rules of the Plan, this Offer Document and the grant notice and/or award agreement delivered to you after grant (collectively, the “Award Agreement”). By accepting a grant of Restricted Stock Units, you will be bound by the rules of the Plan and the Award Agreement.

If there is any inconsistency between the terms set forth in any of these documents, the terms of this Offer Document will govern.

3. ADDITIONAL DOCUMENTS

In addition to the information set out in this Offer Document, please refer to the following documents:

(a)	The U.S. Plan document;

(b)	the Australian Addendum;

(c)	the Award Agreement;

(d)	U.S. Plan prospectus; and

(e)	.

(collectively, the “Additional Documents”).

The U.S. Plan document sets out, among other details, the nature of the Restricted Stock Unit Award and the consequences of a change in the nature or status of your employment.

The Additional Documents provide further information necessary to make an informed investment decision in relation to your participation in the Plan.

4. RELIANCE ON STATEMENTS

You should not rely upon any oral statements made to you in relation to this Offer. You should only rely upon the statements contained in this Offer Document and the Additional Documents when considering your participation in the Plan.

5. ACCEPTING AN AWARD

The Award Agreement sets out the key details of your Restricted Stock Unit Award. To accept your Award you must accept and return the Award Agreement as directed in the Award Agreement.

6. WHAT ARE THE MATERIAL TERMS OF THE RESTRICTED STOCK UNITS?

(a) What are Restricted Stock Units?

The Restricted Stock Units represent the right to receive Shares of the Company upon fulfillment of the vesting conditions set out in your Award Agreement. When your Restricted Stock Units vest, you will be issued Shares at no monetary cost to you. The Restricted Stock Units are considered “restricted” because they will be subject to forfeiture and restrictions on transfer until they vest. The restrictions will be set forth in the Award Agreement.

Despite anything to the contrary in any document forming part of this Offer, no Australian Offeree is granted a right to have Restricted Stock Units paid in cash.

(b) Do I have to pay any money to receive the Restricted Stock Unit Award?

You pay no monetary consideration to receive the Restricted Stock Unit Award, nor do you pay any monetary consideration to receive the Shares at vesting.

(c) How many Shares will I receive upon vesting of my Restricted Stock Unit Award?

The details of your Restricted Stock Unit Award and Shares subject to the Award are set out in the Award Agreement.

(d) When do I become a stockholder?

You are not a stockholder merely as a result of holding Restricted Stock Units. The Restricted Stock Units will not entitle you to vote or receive dividends, notices of meeting, proxy statements and other materials provided to stockholders until the restrictions lapse (i.e., at vesting). When the restrictions lapse, the Restricted Stock Units vest and you will be issued Shares. Therefore, you do not own Shares before vesting. You should refer to your Award Agreement for details of the consequences of a change in the nature of your employment.

(e) Can I transfer the Restricted Stock Unit Award to someone else?

The Restricted Stock Units are non-transferable until they vest; however, once Shares are issued upon vesting, the Shares generally will be freely tradable, subject to any securities law restrictions. Please note, though, the possible disclosure obligations included under clause 9.

7. WHAT IS A SHARE OF COMMON STOCK IN THE COMPANY?

Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of Common Stock is entitled to one vote for every share of Common Stock held in the Company.

Dividends may be paid on the Common Stock out of any funds of the Company legally available for dividends at the discretion of the Company.

The Common Stock is traded on the NASDAQ Global Select Market in the United States of America under the symbol “ERTS.”

Common Stock is not liable to any further calls for payment of capital or for other assessment by the Company and has no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

8. HOW CAN I OBTAIN UPDATED INDICATIVE EXAMPLES OF THE CURRENT MARKET PRICE IN AUSTRALIAN DOLLARS?

Within a reasonable period following your request, the Company undertakes to provide you with the Australian dollar equivalent of the current market price of Shares of the Company, (calculated as of the date of your request). The current market price of Shares shall be taken as the price published by the principal exchange on which the Common Stock is quoted as the final price for the previous day on which the Common Stock was traded on the stock market of that exchange.

The Australian dollar equivalent of a price shall be calculated by reference to the relevant Australian dollar/U.S. dollar exchange rate published by an Australian bank on the preceding day.

You should direct your request to:

46 Smith Street Southport Queensland 4215

9. WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN RESIDENTS’ PARTICIPATION IN THE PLAN?

You should consider generally the risk factors connected with investing in securities and, in particular, to holding Shares of the Company. You should be aware that the value of Shares underlying your Restricted Stock Unit Award and the future value of Shares you acquire on vesting of your Restricted Stock Units will be affected by:

(a)	fluctuations in the Company’s performance;

(b)	fluctuations in the U.S.$/A$ exchange rate.

Please note that if you offer your Shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. Please obtain legal advice on your disclosure obligations prior to making any such offer.

10. PLAN MODIFICATION, TERMINATION ETC.

The Board may terminate or amend the Plan or any portion of it at any time. No amendment or termination of the Plan affects Awards already granted. Those Awards remain in full force and effect as if the Plan had not been amended or terminated, unless the Award recipient and the Company mutually agree otherwise in a document signed by the Award recipient and the Company.

11. WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE PLAN?

The following is a summary of the income taxation consequences for an Australian resident who receives Restricted Stock Units under the Plan as of February 2006. You may also be subject to Medicare levy and surcharge. This summary is necessarily general in nature and does not purport to be tax advice in relation to an actual or potential recipient of Restricted Stock Units.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you intend to accept Restricted Stock Units under the Plan, then you should not rely on the summary as anything other than a broad guide and you are advised to obtain independent taxation advice specific to your particular circumstances before making the decision to accept.

(a) Election to be taxed at grant

You will be subject to taxation on the acquisition of the Restricted Stock Units in the income year of their acquisition where you make an election to that effect (“Election”). If you make the Election, you will be taxed on the market value of the Restricted Stock Units as of the date of grant. The “market value of a Restricted Stock Unit” is the greater of the market value of the underlying Shares1 or the value determined in accordance with a statutory formula.

(b) How do I make an Election?

The Election must be made in writing, in an approved form, prior to the lodgment of your tax return for the income year of grant, unless the Commissioner of Taxation provides an extension. There is currently no requirement to lodge the Election with the Australian Taxation Office. However, the Election should be kept with your copy of the relevant tax return in case of a subsequent audit.

[1]	Please note that the market value of the Common Stock is determined differently for Australian tax purposes than it is determined under the U.S. Plan. Pursuant to Australian tax law, the market value of the Common Stock is determined, as follows:

(a) if there is at least one transaction on the stock market in the Common Stock in the seven calendar day period up to and including that day - the weighted average of prices at which the Common Stock was traded on that stock market during the seven calendar day period up to and including that day; or

(b) if there were no transactions on that stock market during that seven calendar day period in the Common Stock:

(i) the last price at which an offer was made on that stock market in that period to buy Common Stock; or

(ii) if no such offer was made - the value of the Common Stock that would be determined for unlisted shares (i.e., a valuation by a qualified expert or as approved by the Commissioner).

(c) What if I make an Election and my Restricted Stock Unit is subsequently lost?

If you make an Election and an amount is included in your assessable income but your Restricted Stock Units are later lost (e.g., they are forfeited) without having become vested, you will be deemed to have never acquired the Restricted Stock Units. Accordingly, you may amend your assessment for the year of acquisition and obtain a refund of the tax paid.

(d) When will I be taxed if I do not make an Election?

If you do not make an Election, then you must include an amount in your assessable income for the income year in which the earliest of the following events occur in relation to the Restricted Stock Units (the “cessation time”):

(i) when you dispose of the Restricted Stock Units (other than by acquiring Shares at vesting or through a takeover or restructuring that qualifies for roll-over relief);

(ii) when your employment with the Company or one of its Subsidiaries ceases;

(iii) the issuance of Shares on the vesting date (where the Shares acquired are unrestricted in terms of disposal and there are no conditions that could result in forfeiture); or

(iv) 10 years from the date of grant.

The amount included in your assessable income in the income year of the cessation time will be:

(i)	if you dispose of the Restricted Stock Units or the acquired Shares in an arm’s length transaction within 30 days after the cessation time – the amount or value of any consideration received for the disposal; or

(ii)	in any other case – the market value (as defined under Australian tax law) of the Restricted Stock Units or the Shares acquired at the cessation time.

If you cease employment prior to the vesting date of some or all of the Restricted Stock Units, and the Restricted Stock Units do not vest upon termination of employment (i.e., they are forfeited), you may be treated as if you never acquired the forfeited Restricted Stock Units and, thus, no amount will be included in your assessable income.

Please note that if you make the Election, then it will cover each Restricted Stock Unit, Option, Restricted Stock Award, Stock Appreciation Right and all Shares you acquire under an employee share plan during the applicable income year.

(e) Sale of Shares

You may also be subject to capital gains tax when you subsequently sell the Shares acquired upon vesting, unless you dispose of the Shares in an arm’s length transaction within 30 days of the cessation time where no Election was made (in which case your tax treatment will be limited to the income tax consequences described above).

Provided that you sell the Shares in an arm’s length transaction, the assessable capital gain will be:

(i)	where you have held the Shares for less than one year – the difference between the sale proceeds and the cost base of the Shares; or

(ii)	where you have held the Shares for at least one year – one half the difference between the sale proceeds and the cost base of the Shares (subject to you first applying capital losses against the full capital gain).

If you made an Election, then the cost base of the Shares will be the market value of the Restricted Stock Units at the date of grant.

If you did not make the Election, then the cost base of the Shares will be the market value of the Restricted Stock Units or of the Shares acquired at the cessation time.

If you sell the Shares in an arm’s length transaction at a price that is less than the cost base of the Shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. That is, a capital loss cannot be used to offset other income (including salary and wage income).

If the Shares are sold in a non-arm’s length transaction, a capital loss will be available only where the market value of the Shares is less than the cost base.

(f) Dividends

If you vest in the Restricted Stock Units and become a Company shareholder, you may be entitled to receive dividends on the Shares obtained from vesting in the Restricted Stock Units, if the Committee, in its discretion, declares a dividend. Any dividends paid on Company Common Stock will be subject to income tax in Australia in the tax year they are received. The dividends are also subject to U.S. federal withholding tax. You may be entitled to a foreign tax credit against your Australian income tax for the U.S. federal income tax withheld on any dividends.

(g) Withholding and Reporting

Under current laws, withholding for income tax by your employer is not required when the Restricted Stock Units are granted or vest. You will be responsible for reporting on your tax return and paying any tax liability in relation to the Restricted Stock Units and any Shares issued to you at vesting. It is also your responsibility to report and pay any tax liability on any dividends received.

12. WHAT ARE THE U.S. TAXATION CONSEQUENCES OF PARTICIPATION IN THE PLAN?

If you are not a U.S. citizen or permanent resident, you will not be subject to U.S. tax by reason only of the grant and vesting of the Restricted Stock Units or the sale of Shares, except as described in the dividends section at above. However, liability for U.S. taxes may accrue if you are otherwise subject to U.S. taxes.

The above is an indication only of the likely U.S. taxation consequences for Australian residents awarded Restricted Stock Units under the Plan. You should seek your own advice as to the U.S. taxation consequences of your Plan participation.

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We urge you to carefully review the information contained in this Offer Document and the Additional Documents.

Australian Addendum

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

(As amended on July 28, 2005)

1. Purpose

This Addendum (the “Australian Addendum”) to the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “U.S. Plan”), is adopted to set forth certain rules which, together with the provisions of the U.S. Plan which are supplemented by this Australian Addendum in certain respects for the purpose of its implementation in Australia and to ensure compliance with ASIC Class Order 03/184, shall govern the operation of the U.S. Plan with respect to Australian resident employees of Electronic Arts Inc. (the “Company”) or one of its Subsidiaries (as defined in the U.S. Plan). The Plan (as defined below) is intended to comply with the provisions of the Corporations Act 2001, ASIC Policy Statement 49 and ASIC Class Order 03/184 (the “Instrument”).

2. Definitions

Except as defined in this Australian Addendum, capitalised terms used herein shall have the meaning ascribed to them in the U.S. Plan. In the event of any conflict between these provisions and the U.S. Plan, these provisions shall prevail.

For the purposes of this Australian Addendum:

“ASIC” means the Australian Securities and Investments Commission;

“Australian Offerees” mean all persons to whom an Award is offered in Australia under the Plan;

“Offer” means an offer made in Australia to Australian Offerees to acquire Shares in the Company pursuant to an Award granted under the terms of the Plan;

“Offeree” means a person who receives an Offer; and

“Plan” means collectively the U.S. Plan and the Australian Addendum.

3. Form of Awards

Options, Restricted Stock Awards, Restricted Stock Units and Stock Appreciation Rights (all as defined in the U.S. Plan) may be awarded under the Plan to Australian Offerees.

Stock Appreciation Rights granted to Australian Offerees may be paid only in Shares, but not in cash. For all other Awards, the Company reserves the right to settle the Award, or any part of the Award, in cash.

4. Australian Offerees

The Plan may be extended only to Australian Offerees who at the time of the Offer are full or part-time employees or Outside Directors of the Company or an Australian Subsidiary of the Company and who meet the eligibility criteria established under the U.S. Plan.

5. No Contribution Plan or Trust

An Offer under the Plan must not involve a contribution plan or any offer, issue or sale being made through a trust.

6. Australian Offer Document

6.1. Copy of Plan

Any Offer made in Australia to participate in the Plan must be included in a document (the “Offer Document”), which sets out the terms of the Offer and which must include or be accompanied by a copy of the rules of the Plan (or a summary). If a summary of the Plan is provided with the Offer, the Offer Document must include an undertaking that, during the period (the “Offer Period”) in which an Award may be issued or Shares may be acquired under the Plan, the Company or its Australian Subsidiary will, within a reasonable time of an Australian Offeree so requesting, provide the Offeree with a copy of the rules of the Plan, without charge.

The Company must take reasonable steps to ensure that any Australian Offeree to whom an Offer is made is given a copy of the Offer Document.

6.2. Australian Dollar Equivalent of Purchase Price

If the Offer requires the Offeree to pay a purchase price to receive the Award or the underlying Shares granted under the Plan, the Offer Document must specify the Australian dollar equivalent of the purchase price of the Award or the underlying Shares, as applicable, as if the purchase price formula were applied as at the date of the Offer.

6.3. Updated Pricing Information

The Offer Document must include an undertaking that, and an explanation of the way in which, the Company or its Australian Subsidiary will (during the Offer Period and within a reasonable period of an Australian Offeree so requesting) make available to the Australian Offeree the following information:

(i)	the Australian dollar equivalent of the current fair market value of a Share as at the date of the Australian Offeree’s request; and

(ii)	if applicable, the Australian dollar equivalent of the purchase price for the Award or the underlying Shares, as applicable, as at the date of the Australian Offeree’s request.

For the purposes of this clause 6.3, the current fair market value of a Share shall be taken as the price published as the closing sales price for such Shares on the preceding trading day, as traded on the NASDAQ Global Select Market. Please note that for Australian tax purposes, market value is defined differently, as described in the applicable Offer Document.

6.4. Exchange Rate for Australian Dollar Equivalent of a Price

For the purposes of clauses 6.2 and 6.3, the Australian dollar equivalent of the purchase price and current fair market value of a Share shall be calculated by reference to the Australian/U.S. dollar exchange rate published by an Australian bank no earlier than on the previous business day.

7. Loan or Financial Assistance

If the Company offers an Australian Offeree any loan or other financial assistance for the purpose of acquiring the Shares to which the Offer relates, the Offer Document must disclose the conditions, obligations and risks associated with such loan or financial assistance. In accordance with the U.S. Sarbanes-Oxley Act of 2002, no loan shall be made to any Offeree who is a Section 16 individual (as defined under the U.S. Securities Exchange Act of 1934).

8. Restriction on Capital Raising: 5% Limit

In the case of an Offer or invitation that will involve the issue of Shares to Australian Offerees, including as a result of the exercise of an Option or Stock Appreciation Right, the number of Shares that are the subject of the Offer under the Plan, or to be received on exercise of an Option or Stock Appreciation Right, when aggregated with:

(a)	the number of Shares in the same class which would be issued to Australian residents were each outstanding offer of Shares or Options or Stock Appreciation Rights to acquire unissued Shares, being an offer or invitation made or Option or Stock Appreciation Right granted pursuant to the Plan or any other employee share scheme extended only to employees (including Outside Directors) of the Company and its Subsidiaries, to be accepted or exercised (as the case may be); and

(b)	the number of Shares in the same class issued to Australian residents during the previous five years pursuant to the Plan or any other employee share scheme extended only to employees (including Outside Directors) of the Company and its Subsidiaries;

but disregarding any offer made, or Option or Stock Appreciation Right granted or Share issued by way or as a result of:

(c)	an offer to a person situated at the time of receipt of the offer outside Australia; or

(d)	an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood prior to 13 March 2000; or

(e)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act 2001; or

(f)	an offer that did not require the giving of a Product Disclosure Statement because of section 1012D of the Corporations Act 2001; or

(g)	an offer made under a disclosure document or a Product Disclosure Statement,

must not exceed 5% of the total number of issued Shares in that class of the Company as at the time of the Offer or invitation.

9. Compliance with Undertakings

The Company must comply with any undertaking required to be made in the Offer Document by reason of the Instrument.

10. Filing the Offer Document with the ASIC

No later than seven days after the provision of materials relating to Offers are distributed to Australian Offerees, the Offer Document and copies of all accompanying documents provided must be filed with the ASIC.

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